EXHIBIT 2.3

SHARE TRANSFER RESTRICTION AND OPTION AGREEMENT

THIS AGREEMENT executed and entered into this 23rd day of December, 1992, by and among State Street Boston Corporation (“SSB”), DST Systems International B.V. (“DST”), and Clarke & Tilley Limited (“Clarke & Tilley”).

WITNESSETH:

WHEREAS, SSB is or will be the owner of 1,000 Class A Ordinary Shares, DST is or will be the owner of 1,000 Class B Ordinary Shares and Clarke & Tilley is or will be the owner of 1,000 Class C Ordinary Shares, of £1 each of Clarke & Tilley Data Services Limited, (the “Corporation”) which are all of the issued and outstanding equity shares of the Corporation.

WHEREAS, SSB, DST, and Clarke & Tilley believe that it is in the best interest of the Corporation and each of them to provide certain rights and restrictions with respect to the ordinary shares of the Corporation,

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein the parties agree as follows:

1.                                       Definitions.

(a)           Transfer.  The word “transfer” as used herein shall include and refer to any form or manner of alienation, voluntary or involuntary, including but not limited to any transfer made, suffered or permitted by way of sale, gift, or assignment; any encumbrance, pledge, hypothecation, or granting of a mortgage or security interest; any transfer by reason of attachment, execution or garnishment; any transfer by operation of law or pursuant to the order or direction of any court; or any combination of such forms of transfer.

(b)           Transferee.  The word “transferee” as used herein shall include and refer to any person, corporation (including the Corporation), partnership or other entity acquiring after the date hereof from any party bound by this Agreement any interest in any of the Shares.

(c)           Legal Representative.  The words “legal representative” as used herein shall mean any legal representative of any party duly appointed by the party or a court of competent jurisdiction.

(d)           Shares.  The word “Shares” as used herein shall mean the Class A, Class B, and Class C Ordinary Shares of the Corporation, whether now owned or hereafter acquired.

2.                                       Restrictions Upon Transfer.  SSB, DST, and Clarke & Tilley each covenant and agree that it shall not, without the prior written consent of the others, transfer its Shares or any part of its Shares before December 31, 1995; provided, however, that any party may transfer its shares at any time to an Affiliate if such Affiliate agrees in writing to be bound by this Agreement.  For purposes of this Agreement:  an “Affiliate” of a party shall mean the parent of such party (a corporation owning 51% or more of the capital stock of such party) and any Subsidiary of such party or such party’s parent; and a “Subsidiary” shall mean a corporation, 51% of more of the capital stock of which is owned by a party or a party’s parent and which is managed and controlled by such party or parent.

3.                                       Right of First Refusal.

(a)           Restriction.  After December 31, 1995 neither SSB, DST nor Clarke & Tilley shall at any time during the term of this Agreement transfer any interest in all or any part of the Shares now owned or hereafter acquired by it without first having offered it to the others in accordance with the terms and conditions of this Agreement.

(b)           Notice.  If either SSB, DST or Clarke & Tilley desires to transfer (the “Transferring Party”), all or part of its Shares it shall first receive an unconditional bona fide written offer from a third party to purchase such Shares and shall give written notice to the others (the “Non-Transferring Parties”) and to the Corporation of such proposed transfer.  Such written notice shall be by registered or certified mail, return receipt requested.  The notice shall describe the proposed transfer and state the name and address of the proposed transferee, the number of Shares to be transferred (the “Offered Shares”), and the price, terms of payment and conditions of such proposed transfer.  The written notice shall have attached to it a copy of the bona fide written offer received by the Transferring Party from the proposed transferee.

(c)           SSB’s, DST’s, and Clarke & Tilley’s Option.  The parties receiving the notice described in paragraph 3(b) shall have the exclusive option for a period of thirty (30) days after receipt of such notice, upon written notice to the Transferring Party to elect to purchase all, but not less than all, of the Offered Shares for the purchase price and upon the terms set forth in the bona fide written offer and the written notice from the

Transferring Party.  Each of the Non-Transferring Parties shall have an option to purchase a proportional amount (based on the number of Shares owned by each) of the Offered Shares; if either Non-Transferring Party declines to purchase any of its amount of the Offered Shares, the Other Non-Transferring Party may purchase all of the Offered Shares which the other declines to purchase.  The notice of acceptance by the Non-Transferring Parties or either of them shall specify a date for the closing of the purchase, which date shall not be more than forty-five (45) days after the date of the giving of such notice.

(d)           Transfer by Transferring Party Upon Failure of the Non-Transferring Parties to Exercise Option.  The Transferring Party may, within ninety (90) days following the end of the 45 day option period specified in paragraph 3(c), transfer Shares not purchased pursuant to the option, and which were the subject of the bona fide written offer, to the proposed transferee (but not to any other transferee) in accordance with the price, terms and conditions set forth in the written notice and bona fide offer described in paragraph 3(b) hereof.  If the Transferring Party fails to consummate the proposed transfer within the prescribed ninety (90) day period, it must again comply with all of the terms and provisions of this Agreement before transferring any of its Shares.

(e)           Involuntary Transfers.  In the event of any involuntary transfer of all or part of the Shares of any party the (“Transferring Party”), including by reason of attachment garnishment, by operation of law or pursuant to the order or direction of any court or tribunal (an “Involuntary Transfer”), the other parties (the “Non-Transferring Parties”) shall have an option to purchase all but not less than all of the Shares of the Transferring Party at a price equal to the Fair Market Value of Shares within 30 days after actual notice of the Involuntary Transfer.  Each of the Non-Transferring Parties shall have an option to purchase a proportional amount (based on the number of Shares owned by each) of the Transferring Party’s Shares; if either Non-Transferring Party declines to purchase any of its amount of the Transferring Party’s Shares, the other Non-Transferring Party may purchase all of such Shares which the other declines to purchase.  The notice of exercise of option by the Non-Transferring Parties or either of them shall specify a date for the closing of the purchase, which date shall not be more than forty-five (45) days after the date of the giving of such notice.  The “Fair Market Value of Shares” for purposes of this Section 3(e) shall be determined by averaging the fair market value established for the Shares by one independent appraiser selected by the party or parties desiring to purchase the shares (the “Purchaser”) and one independent appraiser selected by the Transferring party; provided, however, that if the fair market value established for the Shares by one of such appraisers is 110% or more of the fair market value established for the shares by the other appraiser, the Purchaser and the Transferring Party shall jointly select a third independent appraiser, such third appraiser shall be selected according to the rules at the time in effect of the American Arbitration Association, and the fair market value of the Shares shall be determined by averaging the fair market values established by the third appraiser and the two original appraisers.  The costs and expenses of the appraiser selected by the Purchaser shall be borne by the Purchaser and the costs and expense of the appraiser selected by the Transferring Party shall be borne by the Transferring Party.  The costs and expenses of the third appraiser, if required, shall be borne equally by the Purchaser and the Transferring Party.

(f)            Continuation of Restriction.  After the consummation of any transfer of Shares by the Transferring Party (including but not limited to transfers by written consent of the Non-Transferring Parties or pursuant to paragraph 3(d) above and involuntary transfers), the Shares so transferred shall continue to be subject to the terms and provisions of this Agreement, and this Agreement shall continue in full force and effect.  If any transferee of the Transferring Party’s Shares shall thereafter desire to transfer any Shares, such transferee shall be required to comply with all the terms and provisions of this Agreement before making such transfer.  The transferee of any shares or any interest in any Shares shall not be entitled to receive certificates for such shares unless and until said transferee shall have executed an instrument satisfactory to SSB, DST and Clarke & Tilley evidencing the transferee’s agreement that the transferee is bound by all of the terms and conditions hereof.

4.                                       Put and Call Option.  After December 31, 1995, if either SSB, DST or Clarke & Tilley desires to sell all of its Shares, such party (the “Offerer”) shall have the following option:

(a)           To establish a per share price payable in cash (the “Offering Price”) for all of the other parties’ Shares;

(b)           To submit to the other parties in writing an offer which offers to purchase all of the other parties’ Shares at the Offering Price times the number of Shares owned by the other parties or to sell all of the Offeror’s Shares at the Offering Price times the number of Shares owned by the Offeror;

(c)           Each of the parties receiving such an offer shall have 30 days from the receipt of the offer either to accept the offer to purchase its Shares or to elect to purchase its pro-rata share of the Offeror’s Shares at the Offering Price times the number of Shares to be sold (each party’s “pro-rata share” shall be the percentage determined by dividing the number of Shares owned by such party by the total number of Shares outstanding after excluding the Shares owned by the Offeror).

(d)           Should the parties receiving the offer specified in paragraph 4(b) elect to purchase the Offeror’s Shares, the Offeror shall be bound by such election and must sell to the other parties at such offering price;

(e)           In the event both parties receiving the offer described in paragraph 4(b) fail to respond as provided in paragraph 4(c), both parties shall be deemed to have accepted the Offeror’s offer to purchase all of both such parties’ Shares on the last day of the time period provided in paragraph 4(c);

(f)            In the event one of the parties receiving the offer described in paragraph 4(b) elects to purchase its pro-rata shares of the Offeror’s Shares, and other party receiving such offer elects to sell its shares in response to the offer described in paragraph 4(b), then the party electing to purchase shall have 10 days immediately following the 30 day period indicated in paragraph 4(c) to elect to purchase all of the Offeror’s Shares and all of the Shares of the party electing to sell its Shares pursuant to the offer described in paragraph 4(b).  If the party electing purchase declines to purchase all such Shares within such 10 day period, then both parties shall be deemed to have accepted the Offeror’s offer to purchase all of the such parties’ Shares.

(g)           Within 30 days after the acceptance of the offer to purchase or the election to purchase, the selling party shall tender certificates for all of the Shares purchased and other appropriate transfer documents to the purchasing party or parties, in proper form for transfer of all of the selling party’s Shares free and clear of all liens and encumbrances, and the purchasing party or parties shall deliver to the selling party the Offering Price (as described in the offer) times the number of Shares purchased in exchange for such certificates and other appropriate transfer documents.

(i)            The rights and obligations set forth in this paragraph 4 shall be in addition to the rights and obligations of the parties pursuant to paragraph 3 of this Agreement.

5.                                       Restrictive Endorsement.

Each certificate for Shares owned by SSB, DST or Clarke & Tilley shall have placed thereon a legend reading as follows:

The shares represented by this certificate are subject to a restriction on transfer pursuant to the Articles of Association of the Company and that certain Share Transfer Restriction and Option Agreement dated               , 1992, and may not be transferred except in compliance therewith.

6.                                       Specific Enforcement.

SSB, DST and Clarke & Tilley each acknowledges that the Shares are of unique value and character and that the restrictions set forth herein are necessary as an inducement to SSB, DST and Clarke & Tilley to invest in the Corporation and for the continuity and harmonious management of the Corporation and the mutual protection of the Corporation and its shareholders.  SSB, DST and Clarke & Tilley each intends and agrees that, upon its failure or refusal to comply with the terms of this Agreement, the other party and/or the Corporation shall be entitled to specifically enforce this Agreement by an action in a court of proper jurisdiction to require such party or its legal representative to deliver its shares pursuant to this Agreement.  Nothing herein shall be construed as prohibiting SSB, DST and Clarke & Tilley or the Corporation from pursuing any other remedies available to them for such breach or threatened breach of this Agreement, including the recovery for damages, and all remedies shall be cumulative.

7.                                       General.

(a)           Applicability of Agreement.  Any Shares hereafter acquired by SSB, DST or Clarke & Tilley shall be subject to the terms and provisions of this Agreement.  The rights of any party pursuant to this Agreement shall terminate at such time as such party no longer owns any Shares.

(b)           Notice.  Any and all notices, designations, consents, offers, acceptances or other documents or communications provided for in this Agreement shall be deemed to have been delivered when delivered by hand or mailed by certified or registered mail, postage prepaid as follows:

(i)            If to DST:

c/o President

DST Systems, Inc.

1055 Broadway

Kansas City, Missouri 64105

(ii)           If to SSB:

c/o Secretary

State Street Boston Corp.

225 Franklin Street

Boston, Massachusetts 02101

(iii)          If to Clarke & Tilley:

Managing Director

Clarke & Tilley Limited

Hanover House

Station Approach

Cheam, Surrey SM27AU

England

As to any other address as may be hereinafter specified by notice given in compliance with this paragraph 8.

(c)           Amendments.  This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto.

(d)           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

(e)           Attorneys’ Fees.  In the event of a default by any party under this Agreement, the nondefaulting parties shall be entitled to recover all costs and expenses, including attorneys’ fees, incurred as a result of said default or in connection with enforcement of this Agreement.

(f)            Successor and Assigns.  This Agreement shall be binding upon the parties and their legal representatives, transferees, successors and assigns.  The benefits of and the right to enforce this Agreement shall accrue to the parties and their successors and assigns.

(g)           Reorganization.  In the event of a merger, consolidation, recapitalization or other reorganization in which shares of the Corporation are exchanged for or converted into different shares (whether of the Corporation or any other corporation), the shares received in such exchange or conversion shall stand in the place and stead of the Shares theretofore owned by SSB, DST or Clarke & Tilley, shall be subject to all of the terms and provisions of this Agreement, and shall have placed thereon a legend as set forth in paragraph 5 hereof.

(h)           Termination.  This Agreement shall terminate, and the certificates representing the Shares subject to this Agreement shall be released from the terms of this Agreement, only in the occurrence of any of the following events:

(i)            execution of a written agreement of termination by all the parties hereto; or

(ii)           the bankruptcy or dissolution of the Corporation.

(i)            Governing Law.  This Agreement shall be subject to and construed under the laws of England, without regard to conflicts of law principles.

(j)            Complete Agreement.  This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

(k)           Headings.  Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

(l)            Counterparts.  This Agreement may be executed by the signing of one or more identical counterparts, and when taken together, shall constitute one and the same Agreement.

(m)          Law Governing.  This Agreement is intended to be performed in accordance with the laws of England and shall be construed, governed and enforced in accordance therewith.  The parties agree to submit to the non-exclusive jurisdiction of the English Courts with respect to controversies arising out of this Agreement and SSB and DST each hereby irrevocably appoint as its agent for service of any proceedings or notice thereof:

(i)            In the case of SSB:

General Manager

State Street Bank and Trust

Birchin Court

10 Birchin Lane

London EC3V9AQ; and

(ii)           In the case of DST:

General Manager

State Street Bank and Trust

Birchin Court

10 Birchin Lane

London EC3V9AQ.

(n)           Conflict With Article or Memorandum of Association.  In the event of any conflict between this Agreement and the Articles of Association or Memorandum of Association of the Corporation, the terms and conditions of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

STATE STREET BOSTON CORPORATION

By:	/s/A. Edward Allinson

DST SYSTEMS INTERNATIONAL B.V.
By DST Systems, Inc., Managing Director

By:	/s/Thomas A. McDonnell

CLARKE & TILLEY LIMITED

By:	/s/J. Michael Winn